EXHIBIT 10.10

Asset Purchase Agreement

This Asset Purchase Agreement (this “Agreement”), made and entered into as of the 29th day of September, 2014 and effective on the date of the Closing (as defined below) (the “Effective Date”), by and between Michael Cohen, ID number 26858571 ("Seller"), and ESQURE ADVANCED MEDICAL DEVICES LTD, organized under the laws of the State of Israel and a subsidiary of E-QURE Corp., a Delaware corporation. Purchaser is sometimes referred to as the "Purchaser." The Purchaser and the Seller shall be referred to individually, as a "Party" and collectively, as the "Parties."

WITNESS:

WHEREAS, the Parties wish, subject to and conditional upon all the Conditions Precedent (hereinafter defined) with the terms set forth in this Agreement, according to which the Purchaser will purchase all Seller's BST assets; and
WHEREAS, Seller shall sell all said BST assets to the Purchaser and Purchaser will pay Seller for the BST assets under the terms set forth in this Agreement;.

NOW, THEREFORE, subject to the terms and conditions hereof, in consideration of the mutual covenants contained herein, the Parties agree as follows:

1. Preamble and Interpretation

1.1. The preamble to this Agreement, the warranties of the Parties thereto and its annexes constitute an integral part thereof.
1.2. The subdivision of this Agreement into sections and annexes, as well as section titles hereunder, are for convenience purposes only, and shall not affect its interpretation.

2. Definitions

2.1. "Conditions Precedent" means all of the conditions set forth in Section 4 below.
2.2. "Closing" Means the signing of a legally binding documents related to the transaction between the Parties following all the condition precedent (as defined below) being satisfied.
2.3. "Closing Date" means not later than September 23rd, 2014.
2.4. "Trustee" means Adv. Victor Tshuva, 3 Hayetzira St. Ramat-Gan, Israel.
2.5. "BST Assets" means all assets held either by Seller, or by the manufacturer AS-IS as declared below:
a. All medical research data held by research partners, distributors and marketing advisors in Israel and abroad;
b. All manufacturing files, in the form of paper files or computer files;
c. All manufacturing files of BST electronic device, including Mechanical and Electronics Schemes drawings, Printed Circuit Boards Graphics, Bills of Materials, etc;
d. All manufacturing files of all types of BST electrodes;
e. All design Files of Communicating BST & electrodes models. In this model the BST and electrode exchange treatment count information, and limit the maximum count of treatments per electrode;
f. All design Files of a rechargeable BST model;
g. All testing Equipment and Devices for BST manufacturing;
h. PowerLab Devices- pieces of equipment; including PowerLabs placed by Lifwave at partners sites worldwide
i. BST devices and electrodes, held by distributors, Doctors, Hospitals etc. worldwide;
j. Main Server of LIFEWAVE Ltd, holding all marketing Medical and manufacturing material;
k. Injection Molds for the plastic parts of BST device.

3. The Transaction

3.1 Seller hereby sells all its BST assets to Purchaser;
3.2 Seller will receive from Purchaser payments of 350,000 USD at Closing.
3.3 Seller will transfer to Purchaser all BST assets and rights free and clear of any commitments or liabilities.

4. Closing

Each party will fulfill its obligations upon signing this Agreement. For the avoidance of any doubt, Seller approves, upon signing this Agreement, that he received full payment of the amount of $350,000.

5. Confidential Information

5.1 Definition and Use. Pursuant to this Agreement, each party may disclose to the other certain proprietary technical or business information or materials (“Confidential Information”). Each party agrees that it will not use any Confidential Information received from the other except for the purposes of this Agreement and agrees not to disclose any such Confidential Information to third Parties, and to maintain and follow reasonable procedures to prevent unauthorized disclosure or use of the Confidential Information received from the other party and to prevent it from falling into the public domain or the possession of unauthorized persons. Without limiting the generality of the foregoing, each party agrees to disclose to its employees only such Confidential Information as is necessary to each employee’s responsibilities in performing the acts allowed by this Agreement. Each party shall promptly advise the disclosing party of any disclosure, loss or use of Confidential Information in violation of this Agreement after becoming aware of the same. The Parties agree that the terms and conditions of this Agreement constitute Confidential Information. Each party agrees that its confidentiality obligations hereunder shall survive for a period of Three (3) years after this Agreement.
5.2 The Parties' obligations in section 5.1 are subject to applicable rule and regulations.
5.3 The Purchaser's duty to report according to the provision of the law.5
5.4 Exclusions: Confidential Information shall not include information:
5.4.1 That becomes lawfully known or available to the receiving party from a source other than the disclosing party without breach of any confidentiality obligation under this Agreement;
5.4.2 That was already known to the receiving party, as shown by written records, before its disclosure by the disclosing party;
5.4.3 Developed independently by the receiving party without the use or consideration of or reference to the Confidential Information;
5.4.4 That is within, or later falls within, the public domain without breach of this Agreement;
5.4.5 Publicly disclosed with the written approval of the disclosing party; or
5.4.6 Disclosed pursuant to the requirement or demand of a lawful governmental or judicial authority, but only to the extent required by operation of law, regulation or court order provided, however, that the receiving party shall provide prompt notice of such court order or requirement to the disclosing party to enable the disclosing party to seek a protective order or otherwise prevent or restrict such disclosure.

6. Indemnification

6.1. Seller shall hold harmless, defend and indemnify Purchaser, its directors officers, employees and assigns from and against any liability, damage, loss or expense (including reasonable attorney’s fees and expenses of litigation) claims, demands or causes of action whatsoever that a court of last resort has ruled is caused by, arising out of, or resulting from, (i) any breach of any representation or warranty by Seller under this Agreement and/or (ii) the exercise of its rights granted under this Agreement.
6.2. Purchaser shall hold harmless, defend and indemnify Seller against any liability, damage, loss or expense (including reasonable attorney’s fees and expenses of litigation) claims, demands or causes of action whatsoever that a court of last resort has ruled is caused by, arising out of, or resulting from, (i) any breach of any representation or warranty by Purchaser under this Agreement and/or (ii) the exercise of its rights granted under this Agreement.
6.3. The indemnification obligations of each of the indemnitor Parties above are conditioned upon: (a) prompt notice by the indemnitee to the indemnitor of the cause of action for any claim; (b) the indemnitor having sole control of the defense of the claim and the settlement thereof, provided that no settlement shall be made without the prior written consent of the indemnitee which consent shall not be unreasonably withheld and provided that the indemnitor diligently pursues the defense of such claim; and (c) the indemnitee provides reasonable assistance and cooperation as requested by indemnitor at indemnitor's expense.

7. Term and Termination

7.1. Term. This Agreement shall commence on the Effective Date and continue in full force and effect, unless terminated in accordance with the terms of this Agreement ("Term").
7.2. Termination for Cause. Either Party may terminate this Agreement effective upon written notice to the other party in the event the other Party materially breaches this Agreement, and such breach remains uncured for forty-five (45) days following written notice of such breach by the non-breaching Party, unless such breach is incurable in which event termination shall be immediate upon receipt of written notice.
7.3. Termination for Insolvency. Until Closing, the Trustee may terminate this Agreement by written notice, (i) upon the institution by or against Purchaser insolvency, receivership or bankruptcy proceedings, (ii) Purchaser making a general assignment for the benefit of creditors. .
7.4. In any event depicted above in section 7.3, the Trustee is granted exclusive and full right to terminate the Agreement.

8. Warranties and Representations

8.1. Seller Representations. Seller warrants and represents that it has the authority and right to execute, enter into, and perform this Agreement and that it has no conflicting Agreements which prevent it from fulfilling its responsibilities enumerated herein.
8.2. Purchaser Representations. Purchaser warrants and represents that it has the authority and right to execute, enter into, and perform this Agreement and that it has no conflicting Agreements which prevent it from fulfilling its responsibilities enumerated herein.

9. General Provisions

9.1. Independent Contractors: The relationship established between the Parties by this Agreement is that of independent contractors. Nothing in this Agreement shall be construed to constitute the Parties as partners, joint ventures, co-owners or otherwise as participants in a joint or common undertaking for any purpose whatsoever.
9.2. Governing Law; Jurisdiction. The rights and obligations of the Parties under this Agreement shall be governed by and construed in accordance with laws of the State of Israel, without regard to conflicts of laws principles. Any dispute arising out of or in connection with this Agreement shall be brought exclusively in, and each Party irrevocably consents to the personal and exclusive jurisdiction and venue of the applicable court in the Tel Aviv Jaffa District/ of the court of Israel.
9.3. Amendment. The terms and conditions of this Agreement may only be amended by a writing signed by both Parties.
9.4. No Waiver. Except as expressly provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any other rights or remedies provided by law or otherwise. Failure by either party to detect, protest, or remedy any breach of this Agreement shall not constitute a waiver or impairment of any such terms or condition or the rights of such party at any time to avail itself of such remedies as it may have for any breach or breaches of such term or condition. Waiver may only occur pursuant to the express written permission of an authorized officer of the party against whom the waiver is asserted.
9.5. Severability. In the event any term, condition or provision of this Agreement is declared or found by a court of competent jurisdiction to be illegal, unenforceable or void, the Parties shall endeavor in good faith to agree to amendments that will preserve, as far as possible, the intentions expressed in this Agreement. If the Parties fail to agree on such amendments, such invalid term, condition or provision shall be served from the remaining terms, conditions and provisions, which shall continue to be valid and enforceable to the fullest extent permitted by law.
9.6. Notices. Any notice required or permitted under this Agreement or required by law must be in writing and must be (i) delivered in person (ii) sent by registered or certified mail, postage prepaid, or (iii) sent by overnight courier such as FedEx or DHL to the addresses first written above, provided that a copy is always sent by e-mail which shall not be considered formal notice hereunder. The e-mail address of Seller is: Sellercohen02@gmail.com. And the e-mail address of Purchaser is: ron@e-qure.com .Notices will be deemed to have been given at the time of actual delivery in person, five (5) business days after deposit in the mail as set forth herein, or one (1) business day after delivery to an overnight courier service.
9.7. Force Majeure. Neither party will be liable to the other for any default hereunder (excluding any payment obligations) resulting from delay or failure to perform all or any part of this Agreement in such delay or failure is caused, in whole or in part, by events, occurrences or causes beyond the reasonable control of such party, Such events include, without limitation, acts of God strikes, lockouts, riots, acts of war, earthquakes, floods and fire, but the inability to meet financial obligations is expressly excluded.
9.8. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.
9.9. Entire Agreement. This Agreement, including all attachments, all of which this Agreement incorporates by reference, sets forth the entire Agreement and understanding between the Parties and supersedes and cancels all previous negotiations, Agreements and commitments, whether oral or in writing, with respect to the subject matter described herein, and neither party shall be bound by any term, clause, provision, or condition save as expressly provided in this Agreement or as duly set forth in writing as a subsequent amendment to this Agreement, signed by duly authorized officers or each party.

IN WITNESS HEREOF, the Parties have caused their duly authorized representatives to enter into this Asset Purchase Agreement, effective as of the signing date.

SELLER:
/s/ Michael Cohen
Print Name: Michael Cohen

ESQURE ADVANCED MEDICAL DEVICES LTD
/s/:Ohad Goren
Print Name: Ohad Goren
Title: CEO /s/: Michael Cohen